EXHIBIT 10.65

EXECUTION VERSION
AMENDMENT NO. 1 TO
AMENDED AND RESTATED REVOLVING LINE OF CREDIT AND REIMBURSEMENT AGREEMENT

THIS AMENDMENT NO. 1 TO AMENDED AND RESTATED REVOLVING LINE OF CREDIT AND REIMBURSEMENT AGREEMENT is dated as of September 26, 2009 (this “Amendment”), and is made by and between AIRTRAN AIRWAYS, INC. (“AirTran”) and BANK OF UTAH, not in its individual capacity, but solely as Trustee (the “Lender”).

RECITALS:

AirTran and the Lender are parties to that certain Amended and Restated Revolving Line of Credit and Reimbursement Agreement, dated October 31, 2008 (the “Existing Reimbursement Agreement”), regarding a facility for the issuance of letters of credit and the making of revolving loans in the aggregate amount of up to $215,000,000, which is an amendment and restatement of the Reimbursement Agreement, dated as of August 12, 2008, by and between the Lender and AirTran.  The Existing Reimbursement Agreement, as amended by this Amendment, is herein referred to as the “Reimbursement Agreement”.

AirTran and the Lender desire, on the terms and conditions set forth herein, to amend the Existing Reimbursement Agreement to, among other things, extend the term and reduce the aggregate maximum facility amount thereof.

NOW, THEREFORE, in consideration of the foregoing Recitals and the mutual covenants set forth in this Amendment, and for other good and valuable consideration, the receipt, adequacy and sufficiency of which are hereby acknowledged by the parties hereto, the parties hereto agree as follows:

1.           DEFINITIONS; CONSTRUCTION

1.1	Capitalized terms used and not defined in this Amendment shall have the meanings given to such terms in Article I of the Reimbursement Agreement.

1.2	Article I of the Reimbursement Agreement also contains rules of usage that control the construction of this Amendment.

2.           AMENDMENTS TO REIMBURSEMENT AGREEMENT

With effect from and after the Effective Date (as defined in Section 3 below):

2.1	Section 1.01 of the Existing Reimbursement Agreement is hereby amended by adding the following definitions in the appropriate alphabetical order:

“Facility Fee” has the meaning specified in Section 2.03(c)(i) hereof.

“Letter of Credit Excess Amount” means, for any day, the amount, if any, by which the aggregate amount available to draw under the Letters of Credit at the opening of business on such day exceeds $50,000,000.

“Letter of Credit Fee” has the meaning specified in Section 2.03(c)(ii) hereof.

“Undrawn Revolving Loan Amount” means, for any day, the lesser of (a) the amount by which the Maximum Revolving Loan Amount exceeds the aggregate outstanding principal amount of the Revolving Loans at such time and (b) the amount of Available Credit at such time.

“Undrawn Revolving Loan Fee” has the meaning specified in Section 2.03(c)(iii) hereof.

2.2
The definition of “Available Credit” set forth in Section 1.01 of the Existing Reimbursement Agreement is hereby amended by deleting the language in clause (iii) thereof and inserting “the stated amount of the Initial Letter of Credit as of September 30, 2009 (i.e., $50,000,000)” in substitution therefor.

2.3	The definition of “Excess Cash” set forth in Section 1.01 of the Existing Reimbursement Agreement is hereby amended by deleting “$305 million” and by inserting in lieu thereof “$405 million”.

2.4
The definition of “Expiration Date” set forth in Section 1.01 of the Existing Reimbursement Agreement is hereby amended by deleting “April 30, 2010” and by inserting in lieu thereof “December 31, 2010”.

2.5	The definition of “Facility Amount” set forth in Section 1.01 of the Existing Reimbursement Agreement is hereby amended and restated in its entirety to read as follows:

“Facility Amount” means $175,000,000 less the aggregate amount of any reductions of the Maximum Revolving Loan Amount pursuant to the last sentence of Section 2.02(a) hereof (other than any reduction of the Maximum Revolving Loan Amount effected simultaneously with the issuance of a Letter of Credit having a stated amount equal to the amount of such reduction).”

2.6	The definition of “Initial Letter of Credit” set forth in Section 1.01 of the Existing Reimbursement Agreement is hereby amended and restated to read in its entirety as follows:

“Initial Letter of Credit” means that certain Irrevocable Standby Letter of Credit No. CPCS-670045, dated August 15, 2008, issued by JPMorgan Chase Bank, N.A. in favor of U.S. Bank for the account of AirTran, in the original stated amount of $150,000,000 (reduced by amendment to $125,000,000 and further reduced by amendment to $50,000,000), expiring 364 days from the date of issuance but subject to renewal on the same terms as the original for additional terms extending through and including June 30, 2012, or, if earlier, 18 months after the Cutoff Date, which Initial Letter of Credit may be drawn upon by U.S. Bank in accordance with the terms set forth in such Initial Letter of Credit, as amended from time to time.

2.7	The definition of “Letter of Credit” set forth in Section 1.01 of the Existing Reimbursement Agreement is hereby amended and restated to read in its entirety as follows:

“Letter of Credit” has the meaning set forth in the Recitals. For purposes of clauses (ii) and (iii) of the definition of “Available Credit”, the initial stated amount of any Letter of Credit shall include the initial stated amount of any additional letter of credit issued hereunder simultaneously with, and equal to in initial stated amount, the voluntarily reduction by AirTran of the amount available to draw under such Letter of Credit.”

2.8	The definition of “Maximum Revolving Loan Amount” set forth in Section 1.01 of the Existing Reimbursement Agreement is hereby amended and restated to read in its entirety as follows:

“Maximum Revolving Loan Amount” means $125,000,000, as such amount may be reduced in accordance with Section 2.02(a).

2.9	Section 2.02(a) of the Existing Reimbursement Agreement is hereby amended by adding the following sentence at the end of such Section:

“From time to time, AirTran may permanently reduce the Maximum Revolving Loan Amount by providing the Lender written notice of its election to reduce such amount, which written notice shall set forth the amount to which the Maximum Revolving Loan Amount is being reduced, provided that (i) any such notice shall be received by the Lender not later than 12:00 noon five (5) Banking Days prior to the date of such reduction, (ii) any such reduction shall be in an aggregate amount of $1,000,000 or any whole multiple of $1,000,000 in excess thereof, and (iii) immediately prior to the effectiveness of such reduction, the aggregate outstanding principal amount of all Revolving Loans does not exceed the amount to which the Maximum Revolving Loan Amount is to be reduced.  From and after the date of any such reduction, the “Maximum Revolving Loan Amount”, for all purposes of this Agreement, shall mean the amount to which the then existing Maximum Revolving Loan Amount is being reduced as set forth in such written notice.”

2.10	Section 2.02(c)(iv) of the Existing Reimbursement Agreement is hereby amended by deleting “two (2)” and by inserting in lieu thereof “one (1)”.

2.11	Section 2.03(c) of the Existing Reimbursement Agreement is hereby amended and restated to read in its entirety as follows:

“(c)           Facility Fee, Letter of Credit Fee and Undrawn Revolving Loan Fee.  (i) In consideration of the Lender’s (A) procurement of the Letters of Credit for the benefit of Processors and (B) agreement to make Revolving Loans to AirTran, in each case subject and pursuant to the terms of this Agreement (including, without limitation, the provisions of this Article II), AirTran shall pay to the Lender in advance, commencing on November 1, 2008 and continuing on the first Banking Day of each month thereafter, a non-refundable procurement fee (the “Facility Fee”) equal to (1) four percent (4%) per annum multiplied by the Facility Amount (as adjusted from time to time) for the period commencing on the initial Borrowing Date and ending on September 30, 2009, (2) two percent (2%) per annum multiplied by the Facility Amount (as adjusted from time to time) for the period commencing on October 1, 2009 and ending on December 31, 2009, and (3) four percent (4%) per annum multiplied by the Facility Amount (as adjusted from time to time) for the period commencing on January 1, 2010 and ending on the Expiration Date. Following the Expiration Date, AirTran shall pay to the Lender an additional non-refundable fee equal to four percent (4%) per annum multiplied by the actual daily aggregate amount available to draw under the Letters of Credit (calculated at the opening of business on such day), which shall accrue during the period following the Expiration Date and which shall be due and payable in arrears, commencing on February 1, 2011 and continuing on the first Banking Day of each consecutive month thereafter so long as any such fee has accrued and is unpaid hereunder.

(ii) In addition to the Facility Fee payable pursuant to clause (c)(i) above, in consideration of the Lender’s procurement of the Letters of Credit for the benefit of Processors, subject and pursuant to the terms of this Agreement (including, without limitation, the provisions of this Article II), AirTran shall pay to the Lender a letter of credit fee (the “Letter of Credit Fee”) equal to two percent (2%) per annum multiplied by the actual daily Letter of Credit Excess Amount, if any, which shall accrue during any period in which the aggregate stated amount of all outstanding Letters of Credit is greater than $50,000,000 and which shall be due and payable, in arrears, commencing on the first Banking Day of the first month after the issuance of such Letters of Credit and continuing on the first Banking Day of each consecutive month thereafter so long as any Letter of Credit Fee has accrued and is unpaid hereunder.

(iii) In addition to the Facility Fee payable pursuant to clause (c)(i) above and the Letter of Credit Fee payable pursuant to clause (c)(ii), in consideration of the Lender’s agreement to make Revolving Loans to AirTran, subject and pursuant to the terms of this Agreement (including, without limitation, the provisions of this Article II), AirTran shall pay to the Lender a commitment fee (the “Undrawn Revolving Loan Fee”) equal to eight percent (8%) per annum multiplied by the actual daily Undrawn Revolving Loan Amount, if any, which shall accrue from and after October 1, 2009 until (but not including) the Expiration Date and which shall be due and payable, in arrears, on November 1, 2009, the first Banking Day of each consecutive month thereafter and on the Expiration Date, so long as any Undrawn Revolving Loan Fee has accrued and is unpaid hereunder.”

2.12	Section 3.03(l) of the Existing Reimbursement Agreement is hereby amended and restated in its entirety to read as follows:

“(l)           Outside Issuance Date.  As applicable, (i) the date of issuance of the Letter of Credit occurs on or prior to the thirtieth (30th) day prior to the Expiration Date and (ii) the date of making of the Revolving Loan occurs on or prior to any Banking Day prior to the Expiration Date.”

2.13	Section 3.03(o) of the Existing Reimbursement Agreement is hereby amended to add “or any Affiliate thereof” at the end of clause (i) thereof.

2.14	Section 4.05 of the Existing Reimbursement Agreement is hereby amended by deleting “There” and by inserting in lieu thereof the following:

“Except, solely with respect to (b) below, as set forth in Holdings’ annual report on Form 10-K, quarterly report on Form 10-Q or current report on Form 8-K filed with the SEC in each case on or prior to September 26, 2009, there”

2.15	Article VI of the Existing Reimbursement Agreement is hereby amended by adding the following Section at the end of such Article:

“6.07  Optional/Voluntary Prepayment or Repurchase of Indebtedness. Prepay, redeem, purchase, defease or otherwise satisfy prior to the scheduled maturity thereof in any manner, or make any payment in violation of any subordination terms of, any Indebtedness unless such prepayment, redemption, purchase, defeasance or other manner of satisfaction:

(a)           is of any of the Revolving Loans or other Indebtedness evidenced by this Agreement, any other Credit Document or an Other Agreement, in each case in accordance with the terms thereof;

(b)           is made in connection with any regularly scheduled, mandatory or required payments, prepayments, repayments, purchases or redemptions of Indebtedness; provided, that in respect of any of its Indebtedness that constitutes Aircraft Acquisition Debt (including the enhanced equipment trust financing of its 717 aircraft) or publicly-issued notes (other than the notes described in Section 6.07 (f) below), it shall not amend any of the terms of any such Indebtedness if the effect of such amendment is intended to accelerate the payment dates of, or to increase the amounts of, any required or mandatory payments due under such Indebtedness;

(c)           is made from all or any portion of the proceeds of Refinancing Indebtedness of the Indebtedness so prepaid, redeemed, purchased, defeased or otherwise satisfied;

(d)           is made from all or any portion of the proceeds of the sale of any assets securing the Indebtedness so prepaid, redeemed, purchased, defeased or otherwise satisfied;

(e)           is made in exchange for equity securities of either of the Credit Parties; or

(f)           is of any or all of the 7% convertible notes due 2023 issued pursuant to the Indenture, dated May 7, 2003, by and between Holdings, as issuer, and Wilmington Trust Company, as trustee.

Subject to the proviso appearing Section 6.07(b) above, the parties acknowledge and agree that this Section 6.07 is not intended to prohibit or restrict AirTran or Holdings from paying, prepaying, purchasing, redeeming, repurchasing, defeasing or otherwise satisfying (whether by cash, equity securities or other method of satisfaction) all or any portion of any Indebtedness when required to do so pursuant to any documents related to such Indebtedness.

3.	CONDITIONS PRECEDENT

The amendments to the Existing Reimbursement Agreement set forth in Section 2 above shall become effective on September 30, 2009 (the “Effective Date”); provided, that each of the conditions described in Sections 3.1 through 3.6 are satisfied (except to the extent waived) on or prior to September 30, 2009. If such conditions are not satisfied (or waived) on or prior to September 30, 2009, the Effective Date shall be the date on which such conditions are satisfied (or waived).

3.1
AirTran tenders to the Lender, in exchange for the Revolving Note issued by AirTran on October 31, 2008, marked “Cancelled,” a signed Revolving Note in the face amount of the Maximum Revolving Loan Amount.

3.2	Holdings delivers to the Lender a reaffirmation of guarantee (the “Reaffirmation of Guarantee”) substantially in the form issued by Holdings to the Lender on October 31, 2008.

3.3
AirTran and the Lender shall have procured, with the agreement of U.S. Bank, an amendment to the Initial Letter of Credit, pursuant to which the stated amount thereof is reduced to $50,000,000 and the Initial Letter of Credit is subject to renewal on the same terms as the unamended Initial Letter of Credit for additional terms extending through and including June 30, 2012, or, if earlier, 18 months after the Cutoff Date.

3.4
On the Effective Date, (a) each Credit Party shall be in compliance with all of the terms and conditions on its part to be performed or observed under the Existing Reimbursement Agreement and each other Credit Document and (b) the representations and warranties set forth in Section 4 of this Amendment shall be true and correct.

3.5
The Lender has received, in each case in form and substance satisfactory to it (a) a counterpart to this Amendment, duly executed by the Lender and a Responsible Officer of AirTran, (b) a fully executed copy of the Twelfth Amendment to the Credit Card Agreement between U.S. Bank and AirTran in the form attached hereto as Exhibit A, (c) fully executed copies of such other amendments to the documents and instruments in respect of such Credit Card Agreement as the Lender shall reasonably request and (d) such other documents, instruments, certificates and opinions as the Lender shall reasonably request.

3.6	The Lender has received the Facility Fee payment that is due and payable on October 1, 2009 under Section 2.03(c)(i) of the Reimbursement Agreement.

4.	REPRESENTATIONS AND WARRANTIES

AirTran hereby represents and warrants as follows on the date hereof and as of the Effective Date:

4.1
Each Credit Party has the right, power, and authority and has taken all necessary corporate and other action to authorize the execution and delivery of this Amendment and performance of this Amendment and the Reimbursement Agreement and the transactions contemplated hereby and thereby.

4.2
This Agreement and the Reaffirmation of Guarantee have been duly executed and delivered by a Responsible Officer of AirTran and Holdings, respectively, and this Amendment, the Reimbursement Agreement and each other Credit Document constitutes the legal, valid and binding obligation of each Credit Party party thereto, in accordance with its respective terms, except as such enforceability may be limited by applicable Debtor Relief Laws or equitable principles relating to enforceability.

4.3
Each of the representations and warranties set forth in the Reimbursement Agreement and each other Credit Document are true and correct in all material respects, except to the extent such representations and warranties specifically refer to an earlier date, in which case such representations and warranties shall be true and correct on such earlier date.

4.4	No Default or Event of Default has occurred and is continuing as of the date hereof or would result after giving effect to the transactions hereunder.

4.5	Each Credit Party is current on all payment obligations owing to the Lender, its Subsidiaries and any Affiliate thereof.

4.6	No payment default, any other material default or General Triggering Event has occurred under any Credit Card Agreement.

4.7	No event specified in Section 3.03(o) of the Reimbursement Agreement has occurred and is continuing.

4.8
Other than for payments actually made on account thereof, there are no claims, counterclaims or setoffs against or defenses to the claims of the Lender against any Credit Party under the Reimbursement Agreement or any other Credit Document.

5.	EFFECT OF AMENDMENT; RATIFICATION

Except as expressly amended hereby as of the Effective Date, the Existing Reimbursement Agreement and all other Credit Documents (including, without limitation, all representations, warranties, terms, covenants and conditions thereof) shall continue to be and shall remain unamended, not waived and in full force and effect; provided that, as of the Effective Date (w) each reference herein, in the Existing Reimbursement Agreement and in the other Credit Documents to “Credit Documents” shall be deemed to include this Amendment, (x) each reference to the “Reimbursement Agreement” in any of the Credit Documents shall be deemed to be a reference to the Existing Reimbursement Agreement as amended by this Amendment and (y) each reference in the Existing Reimbursement Agreement to “this Agreement”, “this Reimbursement Agreement”, “hereof”, “herein” or words of similar effect in referring to the Reimbursement Agreement shall be deemed to be references to the Existing Reimbursement Agreement as amended by this Amendment and (z) the fourth and fifth Recital paragraphs in the Existing Reimbursement Agreement shall be construed in accordance with the terms of this Amendment.

6	MISCELLANEOUS

6.1
This Amendment may be executed by the parties hereto in any number of separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute but one and the same instrument.

6.2
Any provision of this Amendment which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability shall not invalidate or render unenforceable such provision in any other jurisdiction.

6.3
This Amendment shall be governed by, and construed in accordance with, the law of New York applicable to agreements made and to be performed entirely within such state. The provisions of Sections 9.12 and 9.13 of the Reimbursement Agreement are incorporated herein by reference mutatis mutandis.

6.4
AirTran shall reimburse the Lender and any Affiliate of the Lender for the reasonable out-of-pocket costs and expenses (including Attorney Costs) incurred in connection with the negotiation, preparation and execution of this Amendment.

[Remainder of Page Intentionally Left Blank.]

IN WITNESS WHEREOF, the parties have caused this Amendment to be duly executed by their respective authorized officers as of the day and year first above written.

AirTran: AIRTRAN AIRWAYS, INC. By:____________________________ Name: Title:	Lender: BANK OF UTAH, not in its individual capacity, but solely as Trustee By:__________________________ Name: Title:

Acknowledged and Agreed
As of this 26th day of September, 2009

BANK OF UTAH, not in its individual
capacity, but solely as Security Trustee

By:____________________________
Name:
Title:

EXHIBIT A

FORM OF TWELFTH AMENDMENT TO U.S. BANK CREDIT CARD AGREEMENT